Exhibit 5.1

135 Commonwealth Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com

LATHAM & WATKINS LLP	FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
January 16, 2004	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
	Milan	Singapore
Renovis, Inc.	Moscow	Tokyo
Two Corporate Drive		Washington, D.C.
South San Francisco, CA 94080
File No. 036280-0008

Re:	Registration Statement No. 333-109806; up to 6,325,000 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

In connection with the registration by Renovis, Inc., a Delaware corporation (the “Company”), of up to 6,325,000 shares (including up to 825,000 shares subject to the underwriters’ over-allotment option) of common stock, par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, on Form S–1 filed with the Securities and Exchange Commission (the “Commission”) on October 17, 2003 (File No. 333-109806), as amended by Amendment No. 1 filed with the Commission on October 23, 2003, Amendment No. 2 filed with the Commission on November 21, 2003 and Amendment No. 3 filed with the Commission on January 16, 2004 (collectively, the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

January 16, 2004

LATHAM & WATKINS LLP

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Securities”.

Very truly yours,

/s/ Latham & Watkins LLP